Exhibit 3.1

Certificate of Amendment

Rolando B. Pablos
Secretary of State

Corporations Section
P.O.Box 13697
Austin, Texas 78711-3697

Office of the Secretary of State

CERTIFICATE OF FILING OF
Petrolia Energy Corporation
802485407

The undersigned, as Secretary of State of Texas, hereby certifies that a Certificate of Amendment for the above named entity has been received in this office and has been found to conform to the applicable provisions of law.

ACCORDINGLY, the undersigned, as Secretary of State, and by virtue of the authority vested in the secretary by law, hereby issues this certificate evidencing filing effective on the date shown below.

Dated: 11/09/2017

Effective: 11/09/2017

/s/Rolando B. Pablos
Secretary of State

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Prepared by: Lisa Sartin	TID: 10303	Document: 772678300002